Exhibit 1.1.4

Protocol No. 35

dated October 8, 2004

/signed/

A.V. Izosimov
General Director and Chief Executive Officer
Open Joint Stock Company “Vimpel-Communications”
/Seal of Open Joint Stock Company “Vimpel-Communications”/

Amendment to the Charter of Open Joint Stock Company “Vimpel-Communications”

1.	To insert a new Article 1.3 with the following wording: “As a result of the reorganization in the form of merger of Open Joint Stock Company “KB Impuls” into the Company, the Company succeeded to all the rights and obligations of the Open Joint Stock Company “KB Impuls” in accordance with the applicable laws of the Russian Federation.”

3.	To renumber Articles 1.3 – 1.6 to Articles 1.4 – 1.7 respectively.

Moscow Inter-district Inspectorate # 46 of the Federal Tax Service

(name of the registration authority)

The following entry is made into the Unified State Register of Legal Entities on May 31, 2005,

OGRN 1027700166636

GRN 2057747125786

Copy of the document shall be held by the registration authority head of department

(position of the authorized person of the registration authority)

T.P. Voronetskaya

(last name and initials)

By: /signature/

/seal of the registration authority/